MIDDLESEX WATER RATES APPROVED BY

NJ BOARD OF PUBLIC UTILITIES

ISELIN, NJ (July 19, 2012) Middlesex Water Company (NASDAQ:MSEX) announced that the New Jersey Board of Public Utilities (BPU) has approved a $8.1 million increase in base water rates to its customers located in Central New Jersey. In an application filed with the BPU in January 2012, Middlesex sought an increase in base rates of $11.3 million to reflect increased costs and capital improvements since the company’s last rate filing.

The rate increase request was made in connection with the Company’s ongoing capital program, and to cover costs of increases in treatment, fuel, electricity, labor, benefits and other operations and maintenance expenses. Middlesex Water has invested over $36 million in infrastructure rehabilitation since its last rate filing. The new rates are designed to allow for a 7.34% overall rate of return on invested capital in rate base of $202.4 million. The return on equity portion of the rate of return was set at 10.15%.

Under the new rates, which are effective July 20, 2012, the average residential bill for a customer using 2,600 cubic feet (19,448 gallons) of water per quarter, would increase from approximately $113.00 to approximately $130.00, an increase of $17.00 per quarter.

“Providing a plentiful supply of safe drinking water is important to our customers and critical to their public health and quality of life. Making prudent investments in drinking water infrastructure helps us to meet this essential need,” said Dennis W. Doll, Middlesex Water President and CEO. “We appreciate that despite an uncertain economic climate, our regulators and other parties to this proceeding understand the need to balance the delivery of a safe, reliable water supply at reasonable rates, with the need to maintain the financial integrity of our operations,” added Doll.

Middlesex Water Company presently serves retail customers in the Townships of Woodbridge, Edison, the Borough of South Plainfield, Carteret, Metuchen, the City of South Amboy, and the Township of Clark. The Company serves a significant population through wholesale contracts with the Boroughs of Highland Park and Sayreville, the Old Bridge Municipal Utilities Authority, Marlboro Township and the Townships of East Brunswick and Rahway.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

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Contact: Bernadette Sohler, Middlesex Water Company Vice President – Corporate Affairs (732) 638-7549